Exhibit 4.2

JOHNSON & JOHNSON

COMPANY ORDER

Pursuant to the authorization of the Board of Directors of Johnson & Johnson, a New Jersey corporation (the “Company”), in resolutions adopted on February 14, 2017 and on October 18, 2017, the undersigned, being duly authorized, hereby approve the issuance of each of the series of Notes of the Company, with the terms and provisions as described below, pursuant to and further subject to an Indenture (the “Indenture”) dated as of September 15, 1987, by and between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor to BNY Midwest Trust Company, which succeeded Harris Trust and Savings Bank), as supplemented by the First Supplemental Indenture dated as of September 1, 1990 and the Second Supplemental Indenture dated as of November 10, 2017.

TITLE OF SERIES:	1.950% Notes due 2020 (the “1.950% Notes”)
2.625% Notes due 2025 (the “2.625% Notes”)
2.900% Notes due 2028 (the “2.900% Notes”)
3.400% Notes due 2038 (the “3.400% Notes”)
3.500% Notes due 2048 (the “3.500% Notes” and, collectively
with each other series of Notes, the “Notes”)

PRINCIPAL AMOUNT:	$500 million of the 1.950% Notes
$750 million of the 2.625% Notes
$1.5 billion of the 2.900% Notes
$1.0 billion of the 3.400% Notes
$750 million of the 3.500% Notes

INTEREST RATE:	1.950% per annum on the 1.950% Notes,
payable semiannually on November 10 and May 10 of each year, commencing May 10, 2018, to the holders of record at the close of business on October 27 and April 26 next preceding such interest payment dates

and

2.625% per annum on the 2.625% Notes
2.900% per annum on the 2.900% Notes
3.400% per annum on the 3.400% Notes
3.500% per annum on the 3.500% Notes,
in each case payable semiannually on January 15 and July 15 of each year, commencing July 15, 2018, to the holders of record at the close of business on January 1 and July 1 next preceding such interest payment dates

MATURITY DATE:	November 10, 2020 for the 1.950% Notes
January 15, 2025 for the 2.625% Notes
January 15, 2028 for the 2.900% Notes
January 15, 2038 for the 3.400% Notes
January 15, 2048 for the 3.500% Notes

PUBLIC OFFERING PRICE:	1.950% Notes: 99.893% of the principal amount plus accrued interest, if any, from November 10, 2017 to the date of closing

2.625% Notes: 99.983% of the principal amount plus accrued interest, if any, from November 10, 2017 to the date of closing
2.900% Notes: 99.881% of the principal amount plus accrued interest, if any, from November 10, 2017 to the date of closing
3.400% Notes: 99.703% of the principal amount plus accrued interest, if any, from November 10, 2017 to the date of closing
3.500% Notes: 99.623% of the principal amount plus accrued interest, if any, from November 10, 2017 to the date of closing

PLAN OF DISTRIBUTION:	A public offering underwritten by Goldman Sachs & Co. LLC; J.P. Morgan Securities LLC; Merrill Lynch, Pierce, Fenner & Smith Incorporated; Citigroup Global Markets Inc.; Deutsche Bank Securities Inc.; BNP Paribas Securities Corp.; HSBC Securities (USA) Inc.; RBS Securities Inc.; The Williams Capital Group, L.P.; ING Financial Markets LLC; MUFG Securities Americas Inc.; RBC Capital Markets, LLC; Santander Investment Securities Inc.; UBS Securities LLC; and UniCredit Capital Markets LLC.

UNDERWRITING
DISCOUNT:	0.150% of the principal amount for the 1.950% Notes
0.350% of the principal amount for the 2.625% Notes
0.400% of the principal amount for the 2.900% Notes
0.750% of the principal amount for the 3.400% Notes
0.750% of the principal amount for the 3.500% Notes

OPTIONAL
REDEMPTION:	Make-whole call, as set forth in the Notes and, solely with respect to the 2.625% Notes, par call within two months of the maturity date, as set forth in the forms of the Notes and, solely with respect to the 2.900% Notes, par call within three months of the maturity date, as set forth in the forms of the Notes and, solely with respect to the 3.400% Notes, par call within six months of the maturity date, as set forth in the forms of the Notes and, solely with respect to the 3.500% Notes, par call within six months of the maturity date, as set forth in the forms of the Notes

MANDATORY
REDEMPTION:	None

LISTING:	None

PLACE AND MANNER
OF PAYMENT:	The principal of and interest on the Notes will be payable as set forth in the forms of the Notes.

DENOMINATIONS:	Minimum denomination of $2,000 and additional increments of $1,000

EVENTS OF DEFAULT:	As set forth in the forms of the Notes and the Indenture

CURRENCY:	Payable in U.S. dollars

FORM OF SECURITY:	The Notes will be issued in the form of Global Securities, which will be deposited with, or on behalf of, the Depositary.

DEPOSITARY:	The Depository Trust Company, New York.

/s/ Dominic J. Caruso
Name:	Dominic J. Caruso
Title:	Executive Vice President,
Chief Financial Officer

/s/ Michelle R. Ryan
Name:	Michelle R. Ryan
Title:	Treasurer

Effective Date: November 10, 2017